EXHIBIT 99.1

PRESS RELEASE


               FIRST CAPITAL, INC. ANNOUNCES A 10% STOCK DIVIDEND

      Corydon, Indiana (June 20, 2006) - First Capital, Inc. (NasdaqSC: FCAP) today announced that its Board of Directors declared a 10% stock dividend. The additional shares will be issued on or about August 8, 2006 to stockholders of record as of the close of business on July 19, 2006. Stockholders of record will receive one new share for every ten shares owned as of July 19, 2006.

      Fractional shares will not be issued. Each stockholder entitled to a fractional share will receive instead a cash payment equal to the closing price of the Company's common stock as reported on the Nasdaq Stock Market on the record date, multiplied by the stockholder's fractional share interest.

      Following the payment of the stock dividend, the Company will have 2,846,572 shares of common stock issued and outstanding.

      First Capital, Inc. is the holding company for First Harrison Bank. First Harrison currently operates eleven full service offices in the Indiana communities of Corydon (2), Palmyra, New Salisbury, Georgetown, Hardinsburg, Greenville, New Albany (2), Floyds Knobs and Jeffersonville, which provide deposit and lending services to customers in southeastern Indiana. First Harrison also offers online banking and electronic bill payments by accessing the Bank website at www.firstharrison.com.

This press release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts, rather statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact:

Chris Frederick
Chief Financial Officer
(812) 738-2198 ext. 234